Exhibit 99.(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 3 to Registration Statement No. 333-182743 on Form N-1A of our report dated December 14, 2012, relating to the financial statements and financial highlights of KKR Alternative High Yield Fund of KKR Series Trust appearing in the Annual Report on Form N-CSR of KKR Series Trust for the year ended October 31, 2012, and to the references to us under the headings “Financial Highlights Information” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

San Francisco, California

January 28, 2013